Exhibit 10.9

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is entered into as of April 5, 2016 (the “Effective Date”), by and between:

(i)                                  Best Logistics Technologies Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”); and

(ii)                              the selling shareholders listed on Exhibit A attached hereto (the “Selling Shareholders” and each a “Selling Shareholder”).

Each of the parties listed above shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to repurchase from the Selling Shareholders, and each Selling Shareholder, severally and not jointly, desires to sell to the Company certain class and number of preferred shares of the Company, par value US$0.01 per share.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                    Interpretation.

1.1                            Definitions.  The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Arbitration Notice” has the meaning set forth in Section 8.3(ii) hereof.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, New York, or the Cayman Islands.

“BVI Entity” means Eight Hundred Logistics Technologies Corporation.

“Circular 7” has the meaning set forth in Section 7.2(ii) hereof.

“Circular 7 Filing” has the meaning set forth in Section 7.2(ii) hereof.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2(i) hereof.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Group” means the Company, the BVI Entity, the HK Entity, the US Entity, the WFOE-1, the WFOE-2, the WFOE-3, the WFOE-4, the WFOE-5, the WFOE-6, the WFOE-7, the Domestic Co-1 and the Domestic Co-2, together with each subsidiary of the aforementioned entities, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power.

“Company Indemnified Party” has the meaning set forth in Section 8.1(i) hereof.

“Confidential Information” has the meaning set forth in Section 7.1(i) hereof.

“Consideration” has the meaning set forth in Section 2.1 hereof.

“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Disclosing Party” has the meaning set forth in Section 7.1(iii) hereof.

“Dispute” has the meaning set forth in Section 8.3(i) hereof.

“Domestic Co-1” means Hangzhou Best Network Technologies Ltd. (杭州百世网络技术有限公司).

“Domestic Co-2” means Shanghai Zhengqi Logistics Co., Ltd. (上海正奇物流有限公司).

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Escrow Funds” means, with respect to each Selling Shareholder, the funds available in the applicable Joint Bank Account to which such Selling Shareholder designates a joint signatory, including the Escrowed Amount of such Selling Shareholder transferred by the Company to such Joint Bank Account at the Closing.

“Escrowed Amount” has the meaning ascribed to it in Section 2.2(i).

“Existing Memorandum and Articles” means the seventh amended and restated memorandum of association of the Company and the seventh amended and restated articles of association of the Company, adopted January 18, 2016.

“Existing Shareholders Agreement” means the sixth amended and restated shareholders agreement, dated January 18, 2016, by and among the Company, the Selling Shareholders, and other shareholders of the Company and certain other parties therein.

“Filing Agent” has the meaning set forth in Section 7.2(ii) hereof.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including stock exchange).

“HK Entity” means Best Logistics Technologies Limited (百世物流科技有限公司).

“HKIAC” has the meaning set forth in Section 8.3(iii) hereof.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, other than consequential damages.  Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss” shall include, but shall not be limited to, (i) interest, penalties, legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification; provided that Indemnifiable Loss shall exclude any indirect losses (other than diminution in value) and the maximum amount the Company shall be entitled to recover for any Indemnifiable Losses in respect of any claim or claims relating to diminution in value shall be limited to an amount equal to the Consideration plus an annual return of ten percent (10%) thereof, compounded annually.

“Joint Bank Account” has the meaning set forth in Section 7.3.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, hypothecation, or other restriction or limitation.

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.01 per share, the rights and privilege of which are specified in the Existing Memorandum and Articles.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares of the Company.

“Principal Tribunal’ has the meaning set forth in Section 8.3(viii)(1).

“Relative” means, in relation to a natural person, the spouse, parents, siblings and children of such Person and their respective spouses and children (as appropriate).

“Repurchased Shares” has the meaning set forth in Section 2.1 hereof.

“Selling Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Series A Preferred Shares” means the Series A Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series C Preferred Shares” means the Series C Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series D Preferred Shares” means the Series D Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series E Preferred Shares” means the Series E Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series F Preferred Shares” means Series F-1 Preferred Shares and Series F-2 Preferred Shares, as applicable.

“Series F-1 Preferred Shares” means the Series F-1 Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series F-2 Preferred Shares” means the Series F-2 Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series G Preferred Shares” means Series G-1 Preferred Shares and Series G-2 Preferred Shares, as applicable.

“Series G-1 Preferred Shares” means the Series G-1 Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Series G-2 Preferred Shares” means the Series G-2 Preferred Shares, par value of US$0.01 per share, the rights, privileges and preferences of which are specified in the Existing Memorandum and Articles.

“Share Purchase Agreement” means the Series G-2 Preferred Share Purchase Agreement of the even date herewith by and among the Company, the Selling Shareholders and certain other parties named therein, pursuant to which the Company will issue 30,627,062 Series G-2 Preferred Shares to several investors.

“Tax” means all tax imposed by any Governmental Authority in the Cayman Islands, the PRC or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, withholding (e.g. employees’ individual income taxes), production, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, disability, social security, minimum tax, capital stock, registration or any other tax, custom duty, ad valorem levy, government fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any loss or Liabilities incurred in connection with the determination, settlement or litigation of any Liabilities arising therefrom, and any liability for the Taxes of any Person as a transferee, successor, or agent, by contract, or otherwise.

“Tax Return” means any tax return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“US Entity” means Best Logistics Technology Co., Ltd.

“WFOE-1” means Zhejiang Best Technology Ltd. (浙江百世技术有限公司).

“WFOE-2” means Best Logistics Technologies (China) Co., Ltd. (百世物流科技（中国）有限公司).

“WFOE-3” means Best Store Network (Hangzhou) Co., Ltd (百世店加科技（杭州）有限公司).

“WFOE-4” means Best Logistic Technologies (Dongguan) Co., Ltd. (百世物流科技（东莞）有限公司).

“WFOE-5” means Best Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd. (百世物流科技（宁波保税区）有限公司).

“WFOE-6” means Best Finance Lease (Zhejiang) Co., Ltd. (百世融资租赁（浙江）有限公司).

“WFOE-7” means Best Supply Chain Management (Hangzhou) Co., Ltd. (百世供应链管理（杭州）有限公司).

1.2                            Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided:

(i)                                  the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(ii)                              all accounting terms not otherwise defined herein have the meanings assigned under IFRS;

(iii)                          all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise;

(iv)                          pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(v)                              the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(vi)                          all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise;

(vii)                      “or” is not exclusive;

(viii)                  the term “including” will be deemed to be followed by “, but not limited to,”;

(ix)                          the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

(x)                              the term “day” means “calendar day”;

(xi)                          words in the singular include the plural, and words in the plural include the singular; and

(xii)                      all references to dollars are to currency of the United States of America.

2.                                    Repurchase of Shares.

2.1                            Repurchase of Shares. Subject to the terms and conditions of this Agreement, each Selling Shareholder hereby agrees to sell, severally and not jointly, and the Company hereby agrees to purchase, the class and number of Preferred Shares as set forth opposite each Selling Shareholder’s name under the heading “Class and Number of Repurchased Shares” in Exhibit A hereof (the “Repurchased Shares”), for the aggregate consideration set forth opposite each Selling Shareholder’s name under the heading “Consideration” in Exhibit A hereof (the “Consideration”). The Company shall immediately cancel the Repurchased Shares after the transaction contemplated hereunder is completed.

2.2                            Closing. The consummation of the transactions contemplated in this Section 2 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable and in any event within 15 Business Days after all closing conditions specified in Section 5 and Section 6 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction thereof at the Closing) or otherwise waived or at such time and place as the Company and the Selling Shareholders may agree upon in writing. At the Closing:

(i)                  The Company shall pay, or cause to be paid, to the applicable Selling Shareholder, (I) an amount equal to the Consideration set forth opposite such Selling Shareholder’s name in Exhibit A hereof, less the amount set forth opposite such Selling Shareholder’s name under the heading “Escrowed Amount” in Exhibit A hereof (the “Escrowed Amount”) to an account notified in writing by such Selling Shareholder no less than five (5) Business Days prior to the date of the Closing (the “Closing Date”), by wire transfer in immediately available funds, and (II) an amount equal to the applicable Escrowed Amount to the applicable Joint Bank Account to which such Selling Shareholder designates a joint signatory by wire transfer in immediately available funds.

(ii)              Each Selling Shareholder shall: (I) deliver to the Company an instrument of transfer with respect to the relevant Repurchased Shares duly executed by such Selling Shareholder; and (II) deliver to the Company the original share certificates (the “Original Share Certificates”) representing the relevant Repurchased Shares being sold by such Selling Shareholder for cancellation.

(iii)          The Company shall, upon receipt of the instruments of transfer with respect to the Repurchased Shares duly executed by the Selling Shareholders, (I) cancel the Original Share Certificates; (II) deliver to each Selling Shareholder a photocopy of the share certificate representing the remaining Preferred Shares owned by such Selling Shareholder after the Closing (with the original share certificate representing the remaining Preferred Shares to be delivered by the Company within ten (10) days following the Closing); and (II) update the register of members of the Company to reflect the repurchase contemplated hereunder and deliver to each Selling Shareholder a photocopy of the updated register of members certified by the Chief Executive Officer of the Company.

3.                                    Representations and Warranties of the Company. The Company represents, warrants and undertakes to the Selling Shareholders that each of the statements contained in this Section 3 are true and not misleading as of the date of this Agreement, and each of such statements will be true and not misleading on and as of the Closing with the same effect as if made on and as of the Closing.

3.1                            Organization.  The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2                            Authorization.  The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Company.  This Agreement, when executed and delivered by the

Company will constitute valid and legally binding obligations of the Company, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies

3.3                            Consents and Approvals. The Company has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.

3.4                            No Conflict.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby or thereby do not and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) any provision of the memorandum and articles of the Company; (ii) any provision of the any other Contract to which the Company is a party or otherwise is bound; or (iii) any applicable Laws or any judgment, order, arbitral award, writ or decree, where any such breach, conflict or violation would affect to its ability to execute, deliver or perform its obligations under this Agreement, or would otherwise burden or delay the consummation of the transactions contemplated hereby or thereby.

3.5                            No Bankruptcy or Insolvency.  No order has been made or petition presented or resolution passed for the winding-up or bankruptcy of the Company, nor has the Company had (i) any petition or order for winding-up or bankruptcy filed against it, (ii) any appointment of a receiver over the whole or part of its assets, (iii) any petition or order for administration against it, (iv) any voluntary arrangement between any creditor and it, (v) any pending distress or execution or other process levied in respect of it, or (vi) been insolvent; there is no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company or to appoint a receiver over the whole or any part of its undertaking or assets.

4.                                    Representations and Warranties of the Selling Shareholders. Each Selling Shareholder hereby, severally and not jointly, represents, warrants and undertakes to the Company that each of the statements contained in this Section 4 are true and not misleading as of the date of this Agreement, and each of such statements will be true and not misleading on and as of the Closing with the same effect as if made on and as of the Closing.

4.1                            Status.  Such Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

4.2                            Authorization.  Such Selling Shareholder has full power, authority and capacity to enter into this Agreement.  This Agreement, when executed and delivered by such Selling Shareholder, will constitute valid and legally binding obligations of such Selling Shareholder, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3                            Ownership of the Repurchased Shares. Such Selling Shareholder is the sole legal and beneficial owner of the relevant Repurchased Shares.  The relevant Repurchased Shares are free and clear from any and all Liens and restrictions on transfer (except for any restrictions on transfer under applicable securities Laws and under the Existing Shareholders Agreement and the Existing Memorandum and Articles).  The sale and delivery of the relevant

Repurchased Shares to the Company pursuant to the terms hereof will vest in the Company legal and valid title to the Repurchased Shares free and clear from all Liens.

4.4                            Consents and Approvals. Such Selling Shareholder has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.  The relevant Repurchased Shares are not subject to any preemptive rights, rights of first refusal or other rights to purchase such shares, or if any such preemptive rights, rights of first refusal or other rights exist, waiver of such rights has been or will be obtained from the holders hereof.

4.5                            No Conflict.  The execution, delivery and performance by such Selling Shareholder of this Agreement, and the consummation of the transactions contemplated hereby or thereby do not and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) any provision of the memorandum and articles, by-laws or equivalent constitutional documents of such Selling Shareholder (as applicable); (ii) any provision of the any other Contract to which such Selling Shareholder is a party or otherwise is bound; or (iii) any applicable Laws or any judgment, order, arbitral award, writ or decree, where any such breach, conflict or violation would affect to its ability to execute, deliver or perform its obligations under this Agreement, or would otherwise burden or delay the consummation of the transactions contemplated hereby or thereby.

4.6                            No Bankruptcy or Insolvency.  No order has been made or petition presented or resolution passed for the winding-up or bankruptcy of such Selling Shareholder, nor has such Selling Shareholder had (i) any petition or order for winding-up or bankruptcy filed against it, (ii) any appointment of a receiver over the whole or part of its assets, (iii) any petition or order for administration against it, (iv) any voluntary arrangement between any creditor and it, (v) any pending distress or execution or other process levied in respect of it, or (vi) been insolvent; there is no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of such Selling Shareholder or to appoint a receiver over the whole or any part of its undertaking or assets.

5.                                    Conditions of the Company’s Obligations at Closing.  With respect to each Selling Shareholder, the obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1                            Representations and Warranties.  The representations and warranties of such Selling Shareholder contained in Section 4 shall be true and not misleading in all material respects when made, and shall be true and not misleading in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2                            Performance. Such Selling Shareholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with such Selling Shareholder, on or before the Closing.

5.3                            Governmental Approval. Such Selling Shareholder shall have obtained all authorizations, approvals, waivers or Permits from or filings with any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement, and all such authorizations, approvals, waivers, Permits and filings shall be effective as of such Closing.

5.4                            Share Issuance. The issuance of Series G-2 Preferred Shares as contemplated under the Share Purchase Agreement shall have been completed and the Company shall have received all the subscription consideration under the Share Purchase Agreement..

6.                                    Conditions of the Selling Shareholders’ Obligations at the Closing.  The obligations of the Selling Shareholders to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Selling Shareholders, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1                            Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and not misleading in all material respects when made, and shall be true and not misleading in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2                            Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company, on or before the Closing.

7.                                    Covenants.

7.1                            Confidentiality and Press Releases.

(i)                                  Disclosure of Terms.  The terms and conditions of this Agreement, the Term Sheet, any letter of intent or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii)                              Permitted Disclosures.  Notwithstanding the foregoing, each Party may disclose (a) the Confidential Information to its current or bona fide prospective partners, investors or transferees, Affiliates and its and their respective employees, officers, directors, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, and solely for their own use, in each case only where such persons or entities are under appropriate nondisclosure obligations, (b) the Confidential Information as is required to be disclosed to or pursuant to requests from Governmental Authorities, in each case as such Party deems appropriate, (c) the Confidential Information necessary to initiate arbitration proceedings, and (d) the Confidential Information to any Person to which disclosure is approved in writing by the Company.  Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.1(iii) below.

(iii)                          Legally Compelled Disclosure.  Except as set forth in Section 7.1(ii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction, or any legal process or a subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a court or by a judicial, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents)) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure.  At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy.  In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv)       Other Exceptions.  Notwithstanding any other provision of this Section 7.1, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

(v)        Other Information.  The provisions of this Section 7.1 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation the Term Sheet.

(vi)       Press Releases.  None of the Parties hereto shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of the other Parties.

(vii)      Tax Disclosure by the Selling Shareholders.  For the avoidance of doubt, the Selling Shareholders (and any of its directors, officers, employees, agents (including the Filing Agent), consultants and professional advisors) may disclose to the relevant Tax authorities such Confidential Information as required by such Tax authorities in connection with the transaction contemplated hereunder.

(viii)     Notices. All notices required under this Section 7.1 shall be made pursuant to Section 8.4 of this Agreement.

7.2       Taxes; Compliance with PRC Law.

(i)         The Selling Shareholders and the Company hereby acknowledge, covenant and agree that (i) the Company shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Selling Shareholders or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transaction contemplated by this Agreement; and (ii) each Selling Shareholder, severally and not jointly, agrees to bear and pay any Tax of any nature that is required by applicable Law to be paid by it arising out of the transaction contemplated by this Agreement.

(ii)        In addition to the foregoing, if any Tax obligation contemplated by this Agreement incurred under or arising from Announcement [2015] No. 7 of the State Administration of Taxation (《国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告》) issued by the PRC State Administration of Taxation (“Circular 7”), the Selling Shareholders shall be solely responsible for such Taxes, and shall perform necessary compliance procedures accordingly, including but not limited to the following:

(1)        Each Selling Shareholder, severally and not jointly, agrees to make all filings and registrations with Governmental Authorities required by applicable Law to be made by it in connection with the transaction contemplated by this Agreement.  The Selling Shareholders shall engage, and hereby authorize, a qualified tax filing agent (the “Filing Agent”) to, and shall procure the Filing Agent to, as soon as reasonably practicable after the date hereof, (x) prepare, or cause to be prepared, a set of all documents required to be submitted by the Selling

Shareholders to the relevant PRC Tax authority under Circular 7 in connection with the transaction contemplated by this Agreement (the “Circular 7 Filing”), and (y) submit the Circular 7 Filing on behalf of the Selling Shareholders to the relevant PRC Tax authority. The Selling Shareholders agree to make best efforts to timely submit, or cause the Filing Agent to timely submit, all documents supplementally requested by the relevant PRC Tax authority in connection with the Circular 7 Filing.

(2)        The Selling Shareholders undertake to the Company that they shall, as soon as reasonably practicable, complete the Circular 7 Filing pursuant to sub-clauses (x) and (y) of Section 7.2(ii)(1) and shall, as soon as reasonably practicable, deliver to the Company a copy of the written receipt or assessment notices issued by the relevant PRC Tax authority in connection with the Circular 7 Filing, if available. The Selling Shareholders further undertake to the Company that they shall in any event within three (3) months from the Closing make an initial submission of the Circular 7 Filing to the relevant PRC Tax authority. For the avoidance of doubt, if any Selling Shareholder fails to make an initial submission of the Circular 7 Filing within three (3) months from the Closing due to reasons attributable to the Company, the indemnification under Section 8.1 shall not apply with respect to such failure. The Company agrees that all information provided by the Selling Shareholders to them or otherwise made available to them under Section 7.2 shall be treated as Confidential Information and shall not disclose to any third party except in accordance with Section 7.1 hereof.

(3)    To the extent that any Selling Shareholder is determined by the relevant PRC Tax authority to be required by applicable Law to pay Taxes in connection with the transaction contemplated by this Agreement, it shall act in accordance with Section 7.4 and shall provide the Company, as soon as reasonably practicable, with copy of evidence that such Taxes have been paid in the form of a receipt of payment issued by the relevant PRC Tax authority.

(4)    The Selling Shareholders shall procure that the Filing Agent regularly follow up with the relevant PRC Tax authority on the Circular 7 Filing and shall, upon written request of the Company, give updates to the Company as to the determination and payment status of any Taxes assessed by the relevant PRC Tax authority in respect of the Selling Shareholders in connection with the transaction contemplated hereby.

(5)    The Selling Shareholders shall cooperate with the Company as and to the extent necessary or reasonably requested by the Company in connection with the Circular 7 Filing or provision of information supplemental thereto requested by the relevant PRC tax authority.

(6)    The Company shall cooperate with the Selling Shareholders as and to the extent necessary or reasonably requested by the Selling Shareholders in connection with the Circular 7 Filing or provision of information supplemental thereto requested by the relevant PRC tax authority. In the event that any Selling Shareholder fails to complete the submission of its Circular 7 Filling due to reasons solely attributed to the Company and the relevant PRC Tax authority imposes any interests, fines or other penalties upon such Selling Shareholder as a result thereof, the Company shall bear and pay any such interests, fines or other penalties.

7.3       Joint Bank Account.  No later than five (5) Business Days prior to the Closing Date, the Company shall open three bank accounts with a bank outside the PRC (each a “Joint Bank Account”), and each Selling Shareholder and the Company may each designate a joint signatory to one Joint Bank Account for such Selling Shareholder.  Each Joint Bank Account shall be operated jointly by all authorized signatories designated to such account, and the Company shall procure that no withdrawal or transfer or other disposal of funds out of any Joint Bank Account shall be permitted without the joint written authorization of the authorized signatories designated by both the Company and relevant Selling Shareholder.  The Company shall not take any steps to remove or replace the authorized signatories designated by the relevant Selling Shareholder as the joint signatories to any Joint Bank Account without the prior written approval of such Selling Shareholder.

7.4       Distribution of Escrow Funds.

(i)         If any Selling Shareholder fails to complete the submission of its Circular 7 Filing with the relevant PRC Tax authority pursuant to Section 7.2(ii), then, within three (3) Business Days after the second anniversary of the Closing, such Selling Shareholder and the Company shall promptly jointly authorize and instruct the relevant bank to release and transfer the then-remaining Escrow Funds from the applicable Joint Bank Account to a bank account of the Company which the Company has specified in writing.  If the Escrow Funds with respect to any Selling Shareholder have been released and transferred to the Company in accordance with this Section 7.4(i), following a written notice from the applicable PRC Tax authority that a member of the Company Group is required to pay an amount of Taxes on behalf of such Selling Shareholder in connection with the sale and repurchase of the relevant Repurchased Shares (together with a copy of the written assessment notices issued by such PRC Tax authority), the Company shall promptly provide a written notice to such Selling Shareholder and pay an amount equal to the lower of (x) the amount of such Taxes as notified by the applicable PRC Tax authority and (y) the amount of the Escrowed Funds with respect to such Selling Shareholder that have been previously released and transferred to the Company. If there is any remaining Escrow Funds after the payment of Taxes (plus any interests or fines payable thereon, if applicable), the Company shall release and transfer such surplus amount to a bank account such Selling Shareholder has specified in writing. If the amount paid by the Company is less than the amount of such Taxes as notified by the applicable PRC Tax authority, the aforementioned Selling Shareholder shall pay such shortfall and any interest and penalties related thereto to the applicable PRC Tax authority and shall remain responsible for any Indemnifiable Loss suffered, incurred or sustained by any Company Indemnified Party or to which such Company Indemnified Party becomes subject, directly or indirectly, in connection with such Tax obligations.

(ii)        If any Selling Shareholder has completed the submission of its Circular 7 Filing with the relevant PRC Tax authority pursuant to Section 7.2(ii) but the relevant PRC Tax Authority fails to issue a written assessment or a written determination of Taxes in connection with the Repurchased Shares sold by such Selling Shareholder, then, within three (3) Business Days after the first anniversary of the Closing, such Selling Shareholder and the Company shall promptly jointly authorize and instruct the relevant bank to release and transfer the then-remaining Escrow Funds from the applicable Joint Bank Account to a bank account which such Selling Shareholder has specified in writing.  If the Escrow Funds with respect to any Selling Shareholder have been released and transferred to such Selling Shareholder in accordance with this Section 7.4(ii), (x) following a written notice from the applicable PRC Tax authority that such Selling Shareholder shall pay an amount of Taxes in connection with the sale and repurchase of the relevant Repurchased Shares, or (y) following a written notice by the Company to such Selling Shareholder that the applicable PRC Tax authority has requested in writing that a member of the Company Group is required to pay an amount of Taxes on behalf of such Selling Shareholder in connection with the sale and repurchase of the relevant Repurchased Shares, such Selling Shareholder shall promptly use its own funds to pay any such amount to the relevant PRC Tax authority and provide to the Company a copy of tax payment receipt issued by the relevant PRC Tax authority evidencing that any and all Tax required to be paid by such Selling Shareholder (or in the case of clause (y), such member of the Company Group ) in connection with the sale and repurchase of the relevant Repurchased Shares has been paid in full.

(iii)       Upon the delivery by any Selling Shareholder to the Company of a copy of written assessment issued by the relevant PRC Tax authority evidencing its determination that no Taxes are due from such Selling Shareholder in connection with the sale and repurchase of the relevant Repurchased Shares, the Company and such Selling Shareholder shall, as soon as practicable (but in any event within three (3) Business Days), jointly authorize and instruct the relevant bank to release and transfer to a bank account of the Selling Shareholder which the Selling Shareholder has specified in writing the then-remaining Escrow Funds with respect to such Selling Shareholder.

(iv)       In the event that the relevant PRC Tax authority has made a written determination that a certain amount of Taxes (plus any interests or fines payable thereon, if applicable) is required to be paid by any Selling Shareholder in connection with the sale and repurchase of the Repurchased Shares, such Selling Shareholder shall promptly provide a copy of written notice to the Company of such determination together with a copy of the written assessment notices issued by such PRC Tax authority, whereupon such Selling Shareholder and Company shall promptly (but in any event within three (3) Business Days after its receipt of such written notice) jointly authorize and instruct the relevant bank to: (x) release and transfer from the applicable Joint Bank Account the amount of Taxes (plus any interests or fines payable thereon, if applicable) to a bank account of the relevant PRC Tax authority and (y) to the extent there is any remaining Escrow Funds in such Joint Bank Account after the payment of Taxes (plus any interests or fines payable thereon, if applicable), release and transfer from the Joint Bank Account such surplus amount to a bank account such Selling Shareholder has specified in writing.  In the event that the amount of the then-remaining Escrow Funds with respect to any Selling Shareholder is less than the amount of Taxes (plus any interests or fines payable thereon, if applicable) required to be paid by such Selling Shareholder in connection with the sale and repurchase of the relevant Repurchased Shares, such Selling Shareholder shall promptly use its own funds to pay any such shortfall amount to the relevant PRC Tax authority and provide to the Company a copy of tax payment receipt issued by the relevant PRC Tax authority evidencing that any and all Tax required to be paid by such Selling Shareholder in connection with the sale and repurchase of the relevant Repurchased Shares has been paid in full.

(v)        For the avoidance of doubt, the Parties agree and acknowledge that, in the event that any Selling Shareholder breaches any provisions of this Section 7.4 (including by failing to timely complete the actions required by this Section 7.4) and the relevant PRC Tax authority imposes any interests, fines or other penalties upon such Selling Shareholder and/or any member of the Company Group as a result thereof or there are any other Taxes related to the relevant Consideration paid to such Selling Shareholder or otherwise with respect to the transaction contemplated hereby, such Selling Shareholder shall bear and pay any such interests, fines other penalties and Taxes and indemnify the Company Indemnified Party pursuant to Section 8.1(i) and otherwise in accordance with this Agreement.

(vi)       The fees and expenses of each Joint Bank Account shall be borne by the relevant Selling Shareholder that designates a joint signatory to such Joint Bank Account, and the Selling Shareholders shall be jointly responsible for the fees and expenses for the engagement of the Filing Agent.

8.         Miscellaneous.

8.1       Indemnity.

(i)         The representations and warranties of the Selling Shareholders set forth under Section 4 shall survive the Closing, and such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Company.

(ii)        From and after the Closing, each Selling Shareholder shall, severally and not jointly, indemnify the Company and its employees, Affiliates, agents and assigns (each a “Company Indemnified Party”) against any and all Indemnifiable Loss suffered, incurred or sustained by any Company Indemnified Party or to which such Company Indemnified Party becomes subject, directly or indirectly, as a result of or in connection with any (i) breach or inaccuracy of any of the representations and warranties made by such Selling Shareholder under this Agreement or any other certificate or document delivered by such Selling Shareholder under this Agreement; and (ii) breach by such Selling Shareholder of its covenants, agreements, undertakings, Liabilities or obligations under this Agreement.

(iii)       Except in the case of fraud, the aggregate amount payable by any Selling Shareholder to the Company Indemnified Party for indemnification under Section 8.1 shall not exceed the Consideration it receives hereunder.

8.2       Governing Law.  This Agreement, including the dispute resolution clause below, shall be governed by and construed under the Laws of the Hong Kong Special Administrative Region of the PRC, without regard to principles of conflicts of law thereunder.

8.3       Dispute Resolution.

(i)         Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute.  Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(ii)        If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(iii)       The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration.  There shall be three (3) arbitrators.  The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator.  The Secretary General of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong.  If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of HKIAC.

(iv)       The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration.  However, if such rules are in conflict with the provisions of this Section 8.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.3 shall prevail.

(v)        Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(vi)       The arbitrators shall decide any Dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

(vii)      Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)     The Parties to this Agreement agree to the consolidation of arbitrations under this Agreement in accordance with the provisions of this Section 8.3.

(1)                              In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise.  Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(2)                              The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly.  All parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(3)                              If the Principal Tribunal makes an order for consolidation, it: (i) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (ii) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (iii) may also give such directions as it considers appropriate (A) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under Section 8.3); and (B) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(4)                              Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order.  Such cessation is without prejudice to (i) the validity of any acts done or orders made by such arbitrators before termination, (ii) such arbitrators’ entitlement to be paid their proper fees and disbursements and (iii) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(5)                              The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 8.3 where such objections are based solely on the fact that consolidation of the same has occurred.

(ix)       During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in Dispute and under adjudication.

(x)        The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

8.4       Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 8.4).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.5       Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.6       Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

8.7       No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.8       Rights Cumulative.  Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.9       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.10     No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.11     Headings and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.12     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	BEST LOGISTICS TECHNOLOGIES LIMITED

	By:	/s/ Shao-Ning Johnny Chou
	Name:	Shao-Ning Johnny Chou
	Capacity:	Director

[Best Logistics - Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLING SHAREHOLDERS:	CDH HERCULES LIMITED

	By:	/s/ William HSU
Name: William HSU
Capacity: Director
Address:
Fax:

[Best Logistics - Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLING SHAREHOLDERS	PACVEN WALDEN VENTURES VI, L.P.

	By:	/s/ Andrew Kau
Name: Andrew Kau
Capacity: Authorized Signatory
Address:
Fax:

PACVEN WALDEN VENTURES PARALLEL VI, L.P.

	By:	/s/ Andrew Kau
Name: Andrew Kau
Capacity: Authorized Signatory
Address:
Fax:

PACVEN WALDEN VENTURES PARALLEL VI-KT, L.P.

	By:	/s/ Andrew Kau
Name: Andrew Kau
Capacity: Authorized Signatory
Address:
Fax:

[Best Logistics - Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLING SHAREHOLDERS:	DENLUX LOGISTICS INVEST INC.

	By:	/s/ Xu Wei
Name: Xu Wei
Capacity: Director
Address:
Fax:

[Best Logistics - Signature Page to Share Repurchase Agreement]

EXHIBITS

[Provided separately]